UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 30, 2006

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In light of FASB 123(R), on January 31, 2006, the Company’s compensation committee and board of directors approved a change in the term of options granted under the Company’s 1996 Stock Incentive Plan and the Company’s 2001 Stock Plan. After January 31, 2006, the standard term of options granted under these plans will be seven years, as opposed to the previous standard term of 10 years. This change in the term of option grants is potentially a change in executive compensation arrangements, as future executive officer stock option grants will have a seven-year term.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2006, Mark O. Hatfield, a class III director of the Company, resigned from the board of directors of the Company, effective immediately. Senator Hatfield has agreed to serve as a special advisor to the board of directors.

On January 31, 2006, Soo Boon Koh, a class II director of the Company, announced that she had decided not to stand for re-election to the board of directors, and that she intended to leave the board of directors at the end of her current term, which expires immediately prior to the Company’s 2006 annual meeting of stockholders, which we expect to be held on May 1, 2006.

In conjunction with these changes and the previously announced resignation from the board of Cyrus Y. Tsui, the size of the board will be reduced to seven directors as of the expiration of Ms. Koh’s term.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On January 31, 2006, in connection with the adoption of certain Corporate Governance Policies (described in greater detail in Item 8.01), the board of directors approved an amendment to the Company’s Bylaws for purposes of implementing certain corporate governance changes. Specifically, the board of directors approved the following changes to the Bylaws:

• Adding a provision in Section 3.2 that requires that a majority of the Company’s directors be independent under the Company’s Corporate Governance Policies, in addition to being independent under stock exchange rules;

• Deleting a provision in Section 3.3 that stated that directors were not required to be stockholders;

• Modifying a provision in Section 3.4 to now require that a director elected by the board of directors to fill a vacancy on the board must stand for election by the stockholders at the first annual meeting following the director’s election by the board of directors;

• Modifying a provision in Section 3.12 to clarify that the Company is not permitted to make loans to officers;

• Adding a new Section 3.14 requiring that, at every meeting of the board of directors, the chairman of the board or lead independent director will preside over an executive session of the board at which non-independent directors are not present; and

• Adding a provision in Section 5.2 requiring that the chairman of the board be appointed by a majority vote of independent directors.

 A copy of the Company’s Bylaws, as amended and effective January 31, 2006, is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

As disclosed in our Current Report on Form 8-K filed December 22, 2005, the special litigation committee of the board of directors of Lattice Semiconductor Corporation (the “Company”), on behalf of the Company, previously entered into a stipulation of settlement with plaintiffs’ and defendants’ counsel to settle the previously disclosed putative shareholder derivative litigation against certain of the Company’s current and former directors and officers and the Company, as a nominal defendant (the “Stipulation”). The Stipulation was entered into for the sole purpose

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of resolving contested claims and disputes, as well as avoiding the substantial cost, expenses and uncertainties associated with protracted and complex litigation. The Stipulation did not contain any finding of fault or admission of wrongdoing or liability on the part of the Company or any of the individual defendants in the litigation.

In satisfaction of one of the conditions to the settlement, on January 31, 2006 the Company’s board of directors adopted certain corporate governance policies (the “Corporate Governance Policies”), which were specified in the Stipulation. The Corporate Governance Policies will be published in the Company’s next annual report on Form 10-K and will remain in effect indefinitely unless the board of directors, acting through a majority of its non-management directors, determines in a good faith exercise of business judgment that the measures are no longer necessary or appropriate, or that they should be modified.

In addition, the Circuit Court of Oregon, County of Washington, after public notice of the proposed settlement, formally approved the settlement on January 30, 2006, and dismissed the litigation with prejudice.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Bylaws

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: February 3, 2006	By:	/s/ Jan Johannessen
Jan Johannessen
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Bylaws